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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE                                         www.quintiles.com

CONTACT: Pat Grebe, Media Relations (pgrebe@qrtp.quintiles.com)
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 998 2000

               QUINTILES TRANSNATIONAL REPORTS INTERNET INITIATIVE
            AND RESTRUCTURING PROCEEDING; PROVIDES UPDATE ON OUTLOOK

RESEARCH TRIANGLE PARK, N.C. - March 8, 2000 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced that its initiative to Internet-enable the clinical trials, product commercialization and informatics delivery processes is under way and that its previously announced restructuring is nearing completion. The company also provided an update of its future business outlook.

Teams from Quintiles and its Internet development strategic ally, Healtheon/WebMD, have had initial meetings to lay out priorities and timelines. Quintiles plans to provide Healtheon/WebMD with up to $100 million over the next 18 months to develop Internet products and services in three areas: drug development, physician detailing and direct-to-consumer information delivery. Quintiles and Healtheon/WebMD's obligations are subject to completion of the previously announced agreement for Healtheon/WebMD to purchase Quintiles' ENVOY subsidiary. The sale, which is subject to regulatory approval and customary conditions, is expected to be completed in the first or second quarter.

"We're laying the groundwork for a secure Internet platform that I believe will lead to dramatically faster, more cost-effective clinical development and product commercialization," said Dennis Gillings, Ph.D., Chairman and Chief Executive Officer of Quintiles Transnational Corp. "Our customers have expressed keen interest in our ability to deliver this."

Quintiles' Internet initiatives are occurring simultaneously with its previously announced restructuring. The restructuring, which includes reduction of its global workforce by about 800 positions and the consolidation of several offices, is nearing completion.

This previously announced restructuring is targeted to result in annualized cost savings of $40 million to $50 million, of which $30 million to $35 million are targeted to be realized in 2000. As part of this restructuring, Quintiles currently expects to take a one-time restructuring charge of approximately $55 million in first quarter 2000.

"We've made great strides in implementing our restructuring to produce a flatter organization that's aligned with the business drivers of our customers," Gillings said. "We're also making good progress in creating Web-connected, internal business-to-business shared services centers to consolidate our finance, human resources and information technology operations worldwide, which we believe will result in cost-savings over the long term and result in better and faster service.

"Our pharmaceutical customers also are under pressure to increase efficiency to maintain their traditional growth rates. As a result, they are turning to the kind of creative partnering


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arrangements that Quintiles can offer, such as strategic alliances, preferred partner and gain-sharing agreements. We have had success in developing new business in these areas over the past two months, and we have taken encouragement from the robust biotechnology sector and its pipeline.

"Given the market environment, and our Internet strategy, we believe Quintiles is ideally suited as the leader with expertise and resources to Web-enable product development, commercialization and informatics, cutting time and costs to fit the new competitive paradigm. Our planned leadership efforts include pioneering standards for Web-enabled clinical trials and commercialization transactions, and developing Web-based clinical research and product marketing for rapidly emerging economies, such as China. We're also moving quickly on a major upgrade of our Corporate Web site, www.quintiles.com.

"The tremendous opportunities offered in these areas necessitate larger investments on Quintiles' part than previously envisioned. These will parallel our investment in Informatics, which is taking shape in an accelerated manner. For example, the first of our QUINTERNET(TM) Series of e-health products, Rx Market Monitor(TM) is in beta testing with several major pharmaceutical companies and has handled more than 12,000 real-time queries across 14 therapeutic classes in its first month. Our next product in the QUINTERNET Series, Rx Dosage Insight(TM), is slated for beta testing in the next several weeks, and further real-time market intelligence products, Pharmacy Cost Analyzer(TM) and MD Profiler(TM), are well on their way."

Commenting further, Gillings said: "Prior to completion of the majority of our restructuring plans, we deliberately did not provide guidance as to earnings for 2000 on a quarterly basis because of the dynamic nature of what we were doing. Evidence of that is clear from the range of potential earnings per share that could result in 2000 due to the rate at which the restructuring is implemented, the date of closing of the sale of ENVOY, any profit from the sale of ENVOY, the accounting treatment for the sale of ENVOY, and the timing and pace of rebound in clinical operations.

"While we have positioned ourselves well to serve expected growth in the CRO and CSO industries over the long-term, the short-term outlook has proven even more volatile than we expected for the CRO industry and, to a lesser extent, for the CSO industry in Europe. This has been exacerbated by recently announced pharmaceutical company mergers that have caused reviews of drug development pipelines and a slowdown in decision making. As a result, we now anticipate lower than expected revenue and significantly lower than expected core operating earnings per share for the first half of the year as compared to analysts' consensus expectations. Assuming this part of our industry returns to normal, we target annualized operating earnings per share growth, before costs related to our Web-enablement initiatives, of 20 percent to 25 percent for our continuing operations for the second half of the year over the same period in 1999.

"Our growth targets for earnings per share, of course, exclude any profit that arises from the proposed sale of ENVOY. We believe our sale of ENVOY will have many long-term benefits after the profit from the sale is realized. Upon completion of the proposed sale, we will receive $400 million in cash and 35 million shares of Healtheon/WebMD common stock. Additionally we will receive important healthcare data rights and vigorously push forward our visionary Web-enabling alliance. We believe the stock and cash proceeds and the data access and alliance aspects of the proposed transaction will add real ongoing value to Quintiles."


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Gillings concluded: "This is the year for us to lead strongly by continuing to build an Internet foundation for our business, and to take advantage of our global reach. We are fashioning a lean, responsive worldwide organization designed to capture larger market share in the next generation of drug development, commercialization and informatics. We are confident of our long-term prospects and, as an expression of that confidence, we previously announced a stock repurchase program, which remains in effect. As pharmaceutical customers complete their pending mergers and analyze their drug portfolios, we expect the clinical development industry to stabilize and return to growth, and we plan to be there with remarkable real-time products."

Quintiles Transnational Corp. improves healthcare by bringing new medicines to patients faster and providing knowledge-rich medical and drug data to advance the quality and cost effectiveness of healthcare. Quintiles is the global market leader in helping pharmaceutical, biotechnology and medical device companies market and sell their products; the company also provides insightful market intelligence and strategic analyses to support healthcare decisions. Headquartered near Research Triangle Park, North Carolina, Quintiles employs a global workforce operating from offices in 31 countries. Quintiles Transnational is a member of the S&P 500, Fortune 1000 and Nasdaq 100. For more information visit www.quintiles.com.

Information in this press release contains "forward-looking statements" about a number of matters, including the planned restructuring, the anticipated Healtheon/WebMD transaction, our Internet strategy, and targeted financial results during various periods in 2000. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to efficiently distribute backlog among therapeutic business units and match demand to resources, actual operating performance, the actual savings and operating improvements resulting from the restructuring, the ability to maintain large client contracts or to enter into new contracts, overall industry conditions, the ability to create data products from data licensed to us, the ability to operate successfully in new lines of business, the ability of the recently combined businesses to be integrated with Quintiles' current operations and, with respect to our proposed transaction with Healtheon/WebMD, actual completion of the transaction, risks associated with Healtheon/WebMD's business as set forth in its filings with the Securities and Exchange Commission, and final accounting treatment, which is subject to regulatory review. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

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